Exhibit 99

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260
e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com

November 8, 2010

SJI Reports Robust Third Quarter 2010 Results
Nine Month Economic Earnings Set Record

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced  GAAP income from continuing operations for the third quarter of 2010 of $1.4 million, or $0.05 per share, as compared with a loss of $1.9 million, or $0.06 per share, for the third quarter of 2009. For the first nine months of 2010, GAAP income from continuing operations was $41.6 million, or $1.39 per share, as compared with $34.8 million, or $1.16 per share, in the first nine months of 2009.

On an Economic Earnings basis for the third quarter of 2010, SJI reported income from continuing operations of $3.0 million, or $0.10 per share, as compared with a loss of $1.8 million, or $0.06 per share, during the same period last year. Income from continuing operations on an Economic Earnings basis for the first nine months of 2010 was $54.8 million, or $1.83 per share, an 18% increase as compared with $46.5 million, or $1.56 per share, for the same period last year.

“The combination of our strong year-to-date results and our view for the fourth quarter of 2010 positions us well to achieve results within our guidance range of 5% to 10% growth in Economic Earnings per Share,” stated SJI Chairman & CEO Edward J. Graham. “The benefits of the utility rate case, progress on both previously announced and in-queue energy projects, and our opportunities in the Marcellus provide a strong foundation for growth during the remainder of 2010, 2011 and beyond,” continued Graham.

A reconciliation of Economic Earnings to income from continuing operations for the third quarter and first nine months of 2010 and 2009 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

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SJI Earnings – Add 1	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$1,441	$(1,858)	$41,550	$34,795
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	1,541	(557)	13,924	7,110
Realized Losses/(Gains) on Inventory Injection Hedges	30	568	(641)	4,592
Economic Earnings	$3,012	$(1,847)	$54,833	$46,497

Earnings per Share from Continuing Operations	$0.05	$(0.06)	$1.39	$1.16
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.05	(0.02)	0.46	0.25
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.02	(0.02)	0.15
Economic Earnings per Share	$0.10	$(0.06)	$1.83	$1.56

Non-Utility Results: Our Non-utility businesses reported income from continuing operations on a GAAP basis of $3.4 million for the third quarter of 2010 compared with $0.1 million in the same period last year. For the first nine months of 2010, income from continuing operations on a GAAP basis was $14.5 million, compared with $8.9 million for the same period in 2009. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses.

On an Economic Earnings basis, non-utility operations contributed $5.0 million in the third quarter of 2010 as compared with $0.1 million last year. Third quarter 2010 results benefited from the recognition of investment tax credits associated with eligible renewable energy projects in our Retail Energy business, offsetting lower asset trading margins in our Wholesale Energy business. For the nine months ended September 30, 2010, non-utility income from continuing operations on an Economic Earnings basis was $27.8 million, compared with $20.5 million in 2009.

Results for our non-utility businesses are reported under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

•
Wholesale Energy –Economic Earnings for the third quarter 2010 reflected a loss of $1.5 million for this upstream business, as compared with a loss of $1.2 million in the third quarter of 2009. On a year-to-date basis, the wholesale energy business produced economic earnings of $14.7 million, as compared with $15.0 million the first nine months of 2009. This business line has continued to be impacted by the same thin trading margins being experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years.

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SJI Earnings – Add 2

We continue to expand our marketing activities in the Marcellus. In the third quarter we actively marketed 642,000 dekatherms per day in total, with Marcellus gas averaging 276,000 dekatherms per day. As one of the largest third party marketers in the Marcellus, we view marketing as a significant opportunity as it provides us with competitively priced gas to utilize for our own asset management business, as well as providing us with downstream opportunities to earn attractive margins on the services we provide. SJI has a total of eight long-term contracts to market for producers up to 535,000 dekatherms per day of Marcellus natural gas. As of September 30, we were marketing approximately 91,000 dekatherms per day under these long-term contracts with additional volume scheduled to come on-line coinciding with contract starting dates that occur through January 2011.

Regarding the development of gas production on our Marcellus Shale acreage, SM Energy, the operator of our acreage in the Potato Creek field, recently announced their intent to sell all of their working interest positions in the Marcellus Shale including Potato Creek. As part of that sale process, we are offering our working interest as part of the SM Energy package. Our existing contractual relationship regarding royalty interest would pass unchanged to the purchaser of SM Energy’s interest unless we choose to negotiate a different arrangement. If SM Energy is successful in selling their interest, the deal is anticipated to close by the end of the first quarter 2011.

•
Retail Energy– Our downstream businesses added $6.5 million in Economic Earnings to SJI’s bottom line in the third quarter of 2010, compared with $1.4 million in the prior-year period. Third quarter and year-to-date results were driven by the recognition of a portion of the investment tax credits associated with a number of renewable energy projects. Economic Earnings for the first nine months of 2010 were $13.1 million as compared with $5.5 million in the first nine months of 2009.

Marina Energy recently announced the development of a 7.5 megawatt cogeneration plant at the existing Marina Thermal Facility in Atlantic City, NJ. This $27.0 million joint venture project through Energenic, LLC, will provide electricity to the Marina Thermal Facility and will utilize hot water produced from that process to supplement thermal energy production. Cogeneration, also known as Combined Heat and Power, is one of the most efficient forms of energy production. Start up of the project is expected to commence in early December, 2010.

Utility Business Performance: South Jersey Gas posted a net loss of $2.0 million for the third quarter of 2010 compared with a net loss of $2.1 million in the third quarter of 2009. Net income for the first nine months of 2010 was $27.1 million as compared with $25.9 million last year. Higher net margin was offset by higher depreciation and general operating expenses.

•
Regulatory Update – On September 16, the New Jersey Board of Public Utilities approved changes to South Jersey Gas Company’s rates. The settlement results in a net 3.4% reduction in customer rates. The annual net income benefit of $10.9 million realized from the rate case is more than offset for our customers by gas cost reductions which don’t impact the utility’s bottom line. As approved, SJG’s new base rates were based upon a 51.2 % equity component in SJG’s capital structure, and a 10.3% return on equity.

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SJI Earnings – Add 3

In addition, SJG recently filed a proposal with the NJBPU for a second Capital Investment Recovery Tracker (“CIRT”). SJG proposes to spend an incremental $50 million annually on system improvements between 2011 and 2013. Cost recovery on these improvements was proposed to operate the same way as the initial CIRT mechanism. Planned reductions in the BGSS rate will offset the increase in rates due to the CIRT during that time.

•
Customer Growth - South Jersey Gas added 4,377 customers during the 12-month period ended September 30, 2010, for a total of 344,271. We achieved this 1.3% increase in customers primarily through conversions to natural gas from other fuel sources. We added almost 2,300 conversion customers during the first nine months of 2010 and we anticipate adding over 3,000 customers via conversion for the full year. In addition, we are encouraged by what we see in the new construction market as both requests for new service and actual customer connections are up when compared with the prior year period.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio was 47% at September 30, 2010 primarily due to higher short term borrowing levels that support our increased level of infrastructure investment in 2010, as compared with 51% at the same point in 2009. On an average basis, our equity-to-capitalization ratio was 50% for the first 3 quarters of the year as compared with 52% in 2009. Our goal remains for this ratio to average at least 50% annually.

Dividends: At the upcoming November meeting, our Board will consider the dividend level for 2011 as it does every year at this time. This decision is based on the company’s view of future earnings prospects, a stated goal of achieving both at least 6%-7% growth in the dividend and a payout ratio of between 50%-60% based on Economic Earnings, and other factors. Including the 10.6% increase approved last year, the Board has increased the dividend during each of the past eleven years.

Passing of Directors: It is with great sadness that SJI notes the passing of two long-serving directors during October 2010. W. Cary Edwards, SJI’s lead independent director, and Herman D. James, Ph.D. both began serving on SJI’s board in 1990. “The counsel provided and dedication demonstrated by both Cary and Herman was instrumental in SJI developing into the company that it is today,” asserted Ed Graham. “While their presence will be missed, their influence on this company will continue on,” continued Graham. SJI has an ongoing process to identify potential board members who possess skill sets that are complementary to our business activities and prospects.

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SJI Earnings – Add 4

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Monday, November 8, 2010 at 2:00 p.m. EST to discuss the company’s third quarter 2010 results and future prospects. To participate in the conference call, dial 1-888-713-4215 approximately 15 minutes ahead of the scheduled time and enter the participant pass code 80507229. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 56062472. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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SJI Earnings – Add 5

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 6

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$1,441	$(1,858)	$41,550	$34,795
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	1,541	(557)	13,924	7,110
Realized Losses/(Gains) on Inventory Injection Hedges	30	568	(641)	4,592
Economic Earnings	$3,012	$(1,847)	$54,833	$46,497

Earnings per Share from Continuing Operations	$0.05	$(0.06)	$1.39	$1.16
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.05	(0.02)	0.46	0.25
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.02	(0.02)	0.15
Economic Earnings per Share	$0.10	$(0.06)	$1.83	$1.56

	Three Months Ended September 30			Nine Months Ended September 30
	2010		2009	2010	2009
	(In thousands except per share data)			(In thousands except per share data)

Non-Utility Income From Continuing Operations		$3,413	$117	$14,524	$8,816
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives		1,541	(557)	13,924	7,110
Realized Losses/(Gains) on Inventory Injection Hedges		30	569	(641)	4,593
Non-Utility Economic Earnings		$4,984	$129	$27,807	$20,519

Wholesale Energy (Loss)/ Income From Continuing Operations		$2,862	$(400)	$9,464	$10,773
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives		(4,398)	(1,397)	5,853	(372)
Realized Losses/(Gains) on Inventory Injection Hedges		30	569	(641)	4,593
Wholesale Energy Economic Earnings	$	(1,506)	$(1,228)	$14,676	$14,994

Retail Energy Income/(Loss) From Continuing Operations		$551	$517	$5,060	$(1,957)
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Interest Rate Derivatives		5,940	840	8,071	7,481
Retail Energy Economic Earnings		$6,491	$1,357	$13,131	$5,524

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase			Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Operating Revenues:
Utility	$56,839	$55,958	$881	$314,081	$360,522	$(46,441)
Nonutility	103,828	71,129	32,699	327,517	263,224	64,293

Total Operating Revenues	160,667	127,087	33,580	641,598	623,746	17,852

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	28,534	31,377	(2,843)	168,531	223,876	(55,345)
Nonutility	96,279	63,751	32,528	287,974	227,392	60,582
Operations	21,977	20,044	1,933	68,013	65,034	2,979
Maintenance	2,847	2,301	546	8,448	6,162	2,286
Depreciation	8,851	7,880	971	25,585	23,169	2,416
Energy and Other Taxes	1,642	1,649	(7)	8,462	8,483	(21)

Total Operating Expenses	160,130	127,002	33,128	567,013	554,116	12,897

Operating Income	537	85	452	74,585	69,630	4,955

Other Income and Expense	648	294	354	2,150	638	1,512
Interest Charges	(6,276)	(5,298)	(978)	(16,906)	(14,303)	(2,603)

Income Before Income Taxes	(5,091)	(4,919)	(172)	59,829	55,965	3,864

Income Taxes	7,427	3,206	4,221	(14,809)	(20,068)	5,259
Equity in Loss of Affiliated Companies	(895)	(314)	(581)	(3,470)	(1,247)	(2,223)

Income (Loss) from Continuing Operations	1,441	(2,027)	3,468	41,550	34,650	6,900

Loss from Discontinued Operations - (Net of tax benefit)	(133)	(16)	(117)	(263)	(58)	(205)

Net Income (Loss)	1,308	(2,043)	3,351	41,287	34,592	6,695

Less: Net Loss Attributable to Noncontrolling Interest in Subsidiaries	-	169	(169)	-	145	(145)

Net Income (Loss) - Attributable to South Jersey Industries, Inc. Shareholders	$1,308	$(1,874)	$3,182	$41,287	$34,737	$6,550

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income (Loss) from Continuing Operations	$1,441	$(1,858)	$3,299	$41,550	$34,795	$6,755
Loss from Discontinued Operations - (Net of tax benefit)	(133)	(16)	(117)	(263)	(58)	(205)

Net Income (Loss) - Attributable to South Jersey Industries, Inc. Shareholders	$1,308	$(1,874)	$3,182	$41,287	$34,737	$6,550

Basic Earnings Per Common Share Attributable to South Jersey Industries, Inc. Shareholders:

Continuing Operations	$0.05	$(0.06)	$0.11	$1.39	$1.17	$0.22
Discontinued Operations	(0.01)	(0.00)	(0.01)	(0.01)	(0.00)	(0.01)

Basic Earnings Per Common Share	$0.04	$(0.06)	$0.10	$1.38	$1.17	$0.21

Average Shares of Common Stock Outstanding - Basic	29,873	29,796	77	29,857	29,782	75

Diluted Earnings Per Common Share Attributable to South Jersey Industries, Inc. Shareholders:

Continuing Operations	$0.05	$(0.06)	$0.11	$1.39	$1.16	$0.23
Discontinued Operations	(0.01)	(0.00)	(0.01)	(0.01)	(0.00)	(0.01)

Diluted Earnings Per Common Share	$0.04	$(0.06)	$0.10	$1.38	$1.16	$0.22

Average Shares of Common Stock Outstanding - Diluted	30,000	29,796	204	29,962	29,885	77

FOR IMMEDIATE RELEASE